Exhibit 99.1

FOR IMMEDIATE RELEASE: October 22, 2012

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Announces Extension of Tender Offer and Consent Solicitation

Golden, Colorado – Jacobs Entertainment, Inc. (the “Company”) today announced the extension of its previously announced tender offer and consent solicitation (the “Offer”) with respect to its outstanding 9 3/4% Senior Notes due 2014 (the “Notes”).

On September 24, 2012, the Company commenced the Offer to purchase the Notes in accordance with the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 24, 2012, and the related Consent and Letter of Transmittal (the “Offer Documents”).

The previously announced expiration date of 11:59 p.m., New York City time, on October 22, 2012 has been extended to 11:59 p.m., New York City time, on November 2, 2012 (as extended, the “Expiration Date”). Other than the extension of the Expiration Date, all other terms and conditions of the Offer remain unchanged.

As of 5:00 p.m., New York City time, on October 5, 2012 (the “Consent Time”), $203,536,000 principal amount of the Notes, or 96.92% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn. No additional Notes have been tendered since the Consent Time. Because the Consent Time has passed, except to the extent required by law, tendered Notes may not be withdrawn and consents may not be revoked.

If the Company accepts Notes for purchase, Holders that validly tendered and did not withdraw their Notes prior to the Consent Time will receive the total consideration (consisting of the purchase price plus the consent payment) of $1,006.25 per $1,000 principal amount of Notes accepted for purchase, plus accrued and unpaid interest to, but not including, the payment date. Any Holders that validly tender their Notes after the Consent Time but prior to the Expiration Date, and whose Notes are purchased pursuant to the Offer, will receive only the purchase price of $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, the payment date.

The Company’s obligation to accept Notes for purchase is subject to the conditions described in the Offer Documents. While the minimum tender condition has been satisfied, the Offer is still subject to additional conditions, including the condition that the Company successfully refinances its existing indebtedness by entering into new credit facilities providing for borrowings in an aggregate principal amount of at least $370 million on satisfactory terms and conditions. If the remaining conditions are satisfied or waived prior to the Expiration Date, the Company expects that it would initially accept and purchase the Notes tendered prior to the Consent Time upon such satisfaction or waiver.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

Based on the amount of Notes tendered prior to the Consent Time, the Company has received the requisite consents to adopt the proposed amendments to the indenture governing the Notes. The amendments will not become operative unless and until the Company accepts and purchases such tendered Notes pursuant to the Offer. The amendments eliminate most of the restrictive covenants and certain events of default in the indenture.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal from the Information Agent for the tender offer and solicitation, D.F. King & Co., Inc. at (800) 714-3312 (toll free) or (212) 269-5550 (for banks and brokers).

Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the tender offer and solicitation. Questions regarding the tender offer and solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect).

Neither the Company, the Dealer Manager and Solicitation Agent, the Information Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or deliver the related consents, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and the solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. Holders are urged to read the Offer to Purchase and Consent Solicitation Statement and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents.

The tender offer and solicitation are not being made to holders of Notes in any jurisdiction in which the making of or acceptance of the tender offer or consent solicitation would not be in compliance with the laws of such jurisdiction. The Company expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Hotel Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno in Reno, Nevada; the Gold Dust West-Carson City in Carson City, Nevada; the Gold Dust West-Elko in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and related off-track wagering facilities; and 23 video poker truck stops located in Louisiana.

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are our ability to refinance our existing indebtedness on satisfactory terms and conditions, the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations and other factors, all of which are described in the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Company does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com